LICENSE AGREEMENT BETWEEN NETWEAVE CORPORATION AND
             VERTEX INDUSTRIES, INC. LICENSE AGREEMENT

	THIS SOFTWARE LICENSE AGREEMENT entered into by and between Netweave Corporation ("Licensor"), a Delaware corporation, having principal offices at 2006 Chancellor Street, Philadelphia, Pennsylvania, 19103, and Vertex Industries, Inc. ("Licensee"), a New Jersey corporation, having principal offices located at 23 Carol Street, Clifton, New Jersey, 07014, determines the rights and licenses granted hereunder by Licensor to the Licensee in and to the Software
(hereinafter defined).

	1.	Definitions:  As used in this Agreement, the following
definitions shall apply:

		(a)	 "Licensed Product" shall mean collectively the
Software and Licensed Documentation (as hereinafter defined);

		(b)	 "Software" shall mean the Software identified on
Schedule "A", annexed hereto and made a part hereof, in object code form, all updates and revisions thereto supplied by Licensor during the term hereof and all permitted copies of the foregoing;

		(c)	"Licensed Documentation" shall mean all documentation,
other than the Software, related to the Software supplied hereunder by Licensor;

		(d) 	"End User" shall mean the user that is granted a
sublicense by the Licensee to use the Licensed Product pursuant to the terms and conditions set forth herein.

	2.	License and Sublicense:

		(a)	Licensor hereby grants to Licensee, and Licensee hereby
accepts, a non-exclusive license to develop, market, sell and support the Licensed Product worldwide and further grants Licensee the unrestricted right to grant sublicenses to End Users;

		(b)	Licensor hereby assigns to Licensee its existing
customer base for the Licensed Product as set forth on Schedule "B" hereof and agrees to cease communications with such customers as of the effective date of this license.

		(c)	Licensor hereby assigns to Licensee the right to use
the name "NetWeave" solely in connection with the marketing and sales of sublicenses of the Licensed Product to End Users.

		(d)	Licensor hereby assigns to Licensee all of its right,
title and interest in and to the following Agreements:

			(i)	NetWeave Master Distribution Agreement dated
December 1, 1996, between NetWeave Corporation and SX Consulting ("MD").

			(ii)	 Sales Representative Agreement between the
Sombers Group, Inc. and DAI Associates, Inc., dated April 24, 1991 (by Sombers) and April 18, 1991 (by DAI).

			(iii) NetWeave Sales Representative Agreement dated August 1, 1995, between NetWeave Corporation and Hal Davitt &
Associates.

		(e)	Any sublicense granted hereunder by Licensee shall be
on terms and conditions consistent with this Agreement.

	3.	License Fees and Taxes:  Licensee shall pay license fees for the license granted hereunder, on a calendar quarterly basis, within ten
(10) days of quarter end, if funds were actually received by Licensee.
If funds due in a quarter were not received, Licensee shall pay Licensor such license fees within ten (10) days of receipt by Licensee. License fees shall be calculated according to the following schedule: (a) --

License Type             Invoice Quarterly Revenues             License Fee

Initial Licensing                       0-$179,999                  20%
Fee                             $180,000 and above                  25%

Annual Licensing                                                    12%
Fees

		(b)	All taxes based on or in any way measured by this
Agreement are included in the license fee paid hereunder;

		(c) 	As of the effective date of this license, Licensee
shall be entitled to the proceeds of all Licensees' invoices for the Licensed Product subject to payments due under Section 3(a) hereof;

		(d)	Unless otherwise specified, all payments will be made
in United States dollars and will be made by check or wire transfer to a bank account specified by the Licensor;

		(e)	Late license fee payments will incur a late charge of
1.5% after fifteen (15) days of delinquency.

		(f)	Licensee shall pay Licensor advanced license fees in
the amount of Twenty Thousand ($20,000.00) Dollars within thirty (30) days of all parties signing this License Agreement.

		(g)	Licensee shall pay to Amtrak the royalties due on
Initial License Fee and Annual License Fees pursuant to the agreement between the Licensor and Amtrak known as Change order 9.

	4.	Term of Agreement:  Unless otherwise terminated or cancelled as provided herein, the term of this License Agreement shall commence on the effective date of this Agreement and shall continue for six (6) years from the effective date of this Agreement. This license may be terminated in accordance with the provisions of Section 10 hereof. The effective date hereof shall be February 17, 1997.

	5.	Performance Criteria:  Licensee shall meet the following
performance criteria. Failure to meet the criteria shall be grounds for termination of the License Agreement in accordance with Section 10 hereof, at the option of Licensor:

		Year			Minimum License Fee

		1			$40,000.00
		2			$50,000.00
		3			$60,000.00
		4 and beyond 	10% annual increase from the prior year

		Nothing in this Section shall modify the obligation of Licensor to pay all license fees actually due under Section 3.

	6.	Protection of Licensed Product:

		(a)	Licensee acknowledges Licensor's representations that
the Licensed Product is the property of Licensor. Licensor retains full proprietary rights to the Licensed Product to independently develop, market, sell and support the Licensed Product itself, or grant licenses to any other party, provided, however, that if the terms of such license are more favorable than extended to Licensee, this Agreement shall be modified to grant such more favorable terms to Licensee;

		(b)	Licensor shall provide Licensee with the source code
for all software associated with the Licensed Product. See Section 16 herein. It is specifically understood and agreed that Licensee shall be permitted to retain said source code in furtherance of the license granted by this Agreement and any sublicenses granted by Licensee in the event: (1) Any Order of dissolution or liquidation of Licensor shall be entered into by any Court of competent jurisdiction; or (2) a Decree or Order for relief is entered by a Court having jurisdiction over Licensor in an involuntary case, under any applicable bankruptcy, insolvency or any other similar law, now or hereafter in effect, or appointing a receiver, liquidator or similar official for any substantial part of Licensor's property, or ordering the winding-up or liquidation of Licensor's affairs, or granting Licensor a suspension of payments; or
(3) Licensor shall commence a voluntary case under any applicable
Federal or State bankruptcy, insolvency, or other similar law, now or hereafter in effect, or Licensor shall consent to the entry of an Order for relief in any involuntary action under any such law, or shall consent to the appointment of or taking of possession by a receiver, liquidator, trustee, custodian, creditors committee, sequestrator, or other similar official for any substantial part of Licensor's property, or ordering the winding-up or liquidation of Licensor's affairs, or granting Licensor a suspension of payments; or (4) Licensor makes an assignment for the benefit of creditors (other than solely an assignment of money due); or (5) Licensor shall take corporate action in contemplation of the furtherance of any of the foregoing.

                (c) It is specifically understood however that this Agreement is executory in nature and subject to rejection in Bankruptcy Court, in which event Licensor shall, if ordered by such Court, return the source code to Licensor and cease using same.

	7.	Reproduction and Modification of Software:

		(a)	Licensee may reproduce the Licensed Product; but all
copies of the Licensed Product, in whole or in part, shall contain all of Licensor's restrictive and proprietary notices in form and content as they appear on or in the Licensed Product provided to Licensee hereunder;
		(b)	Licensee may modify the Software and merge it into
existing software, provided such modified Software and resulting merged Software shall be deemed to constitute the Licensed Product for purpose of this Agreement and, except as otherwise expressly provided herein, shall be subject to all of the terms and conditions hereof.

	8.	Warranty:   The Licensed Product is being licensed "as is".

	9.	Proprietary Rights Indemnity:

		(a) 	Licensor shall defend or settle, at its own expense,
any claim made against Licensee and/or End Users that the use of the Licensed Product infringes any patent, copyright, trade secret or other proprietary right, and shall indemnify Licensee and End Users and hold them harmless against all damages, judgments and attorneys' fees arising out of the foregoing, provided that Licensee and End Users shall give Licensor prompt written notice of such claim;

		(b)	If a claim is made that the use of the Licensed
Product infringes any patent, copyright, trade secret or other proprietary right, Licensor shall either procure for Licensee and End Users a right to continue using the Licensed Product, modify it to make it non-infringing, but continue to meet the specifications therefor, or replace it with non-infringing software of like functionality that meets the specifications for the Licensed Product.

        	(c)	If Licensee modifies the Licensed Product, Licensee
shall defend or settle, at its own expense, any claim made against Licensor that the use of the Licensed Product infringes any patent, copyright, trade secret or other proprietary right, and shall indemnify Licensor and hold it harmless against all damages, judgments and attorneys' fees arising out of the foregoing, provided that Licensor shall give Licensee prompt written notice of such claim.

        10.	Termination/Cancellation:

        	(a)	Licensor shall have the right to terminate this
Agreement by giving written notice to Licensee upon the occurrence of any of the following events: (1) Licensee fails to make full and complete payment of license fees when due and payable under Section 3, written notice has been provided to Licensee, and Licensee fails to cure same within ten (10) days of such notice, (2) Licensee fails to perform any covenant or obligation under this Agreement, or under any Agreement assigned to Licensee as part of this Agreement, and fails to correct such nonperformance within thirty (30) days after written notice from Licensor specifying the nature of such non-performance, (3) Licensee sells or markets a competing product with the product being licensed hereunder, notice has been provided to Licensee by Licensor of same, and Licensee fails to cease selling or marketing such competing product within fifteen (15) days of such notice, (4) Any Order of dissolution or liquidation of Licensee shall be entered into by any Court of competent jurisdiction; or (5) a Decree or Order for relief is entered by a Court having jurisdiction over Licensee in an involuntary case, under any applicable bankruptcy, insolvency or any other similar law, now or hereafter in effect, or appointing a receiver, liquidator or similar official for any substantial part of Licensee's property, or ordering the winding-up or liquidation of Licensee's affairs, or granting Licensee a suspension of payments; or (6) Licensee shall commence a voluntary case under any applicable Federal or State bankruptcy, insolvency, or other similar law, now or hereafter in effect, or Licensee shall consent to the entry of an Order for relief in any involuntary action under any such law, or shall consent to the appointment of or taking of possession by a receiver, liquidator, trustee, custodian, creditors committee, sequestrator, or other similar official for any substantial part of Licensee's property, or ordering the winding-up or liquidation of Licensee's affairs, or granting Licensee a suspension of payments; or (7) Licensee makes an assignment for the benefit of creditors (other than solely an assignment of money due); or (8) Licensee shall fail generally to pay its debts as such debts become due; or (9) Licensee shall take corporate action in contemplation of the furtherance of any of the foregoing; or (10) Licensee uses the License Agreement as collateral for any debt.

        	(b)	Upon the termination of this Agreement pursuant to
this Section 10, Licensee shall pay all license fees required under Section 3 accruing up to the effective date of such termination. After the effective date of the termination of this Agreement, Licensee's rights with respect to the Licensed Product shall be the same as if this Agreement had not been entered into, except that Licensee shall be entitled to all license fees due it up to and including the effective date of such termination.

	11.	Change in Corporate Status:  This license shall not be
affected in any manner by any change in the status of Licensor, including, but not limited to, Licensor's merging or consolidating with another entity, whether or not Licensor is the surviving entity, a purchase of all or substantially all of Licensor's assets or a purchase of its capital stock, or any other change in corporate structure or ownership of Licensor. This license will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

	12.	Limitation of Liability:  In no event shall either party
hereto be liable to the other party or End Users for indirect, special or consequential damages or lost profits, arising out of or related to this License Agreement, or the performance or breach thereof, even if such party has been advised of the possibility thereof.

	13.	Updates:  Until termination of this Agreement, Licensor will offer all Licensed Product upgrades to Licensee.

	14.	Delivery and Acceptance:  Licensor shall deliver the source
code, a master copy and one additional copy of the Licensed Product upon execution of this Agreement.

	15.	Reporting:  Within forty-five (45) days after the end of each calendar quarter, Licensee shall send Licensor a written report on the sales of the Licensed Product. This is for reporting purposes only and shall not affect payment terms. Each report shall specify (a) the number of copies of the Licensed Product distributed and the customer,
(b) per copy license fees and (c) the total license fees received and due to Licensor.

	16.	Recordkeeping:  Licensee agrees to make the following records available to Licensor and to keep them for a period of at least three
(3) years: 	(a)	Copies of Reports:  Copies of all reports to Licensor
and copies of original agreements, bills and invoices containing the information needed to prepare them;

		(b) 	Customer Lists:  Records of (i) the name, address and
telephone number of each customer to whom or to which any part of the Licensed Product is distributed by or for Licensee, (ii) the name of an individual contact if the customer is an organization and the version number(s) of each Licensed Product distributed to each customer.

	17.	Audits:  Licensor shall have the right, at least once per
calendar year during the term of this license, to have independent Certified Public Accountants reasonably acceptable to Licensee, audit all records that this license requires Licensee to be made and kept. Licensor shall pay the auditor's fee. All audits will be in confidence, and the auditor's will disclose to Licensor only the information necessary to verify payments due.

	18.	Confidential Information:
		(a)	Both Licensor and Licensee acknowledge that in order
to perform under this Agreement they will have access to and will be entrusted with confidential and proprietary information, including, but not limited to, trade secrets, financial information, technical and product information, and marketing strategies of the other party. The term "trade secrets" shall include, but not be limited to, any information or data related to the business operations or products of the party providing said information (the "Disclosing
Party"), its customers or suppliers names, addresses or business requirements, as any of the foregoing may exist from time-to-time, including those which have been or are being developed, and the results of any research or pilot programs conducted or being conducted by said Disclosing Party (the foregoing confidential and proprietary information, trade secrets, financial information, technical and product information and marketing strategies hereinafter defined as the "Proprietary Information"). Each party which receives such Proprietary Information (the "Receiving Party") hereby agrees not to disclose any Proprietary Information to any person, firm or entity and not to use any such Proprietary Information, directly or indirectly, for its own benefit or for the benefit of any person, firm or entity other than the Disclosing Party or as authorized herein or in writing by the Disclosing Party, for the term of this Agreement and for a period of five (5) years thereafter;

		(b)	The disclosure by the Receiving Party of the
Proprietary Information to the competitors of the Disclosing Party or the general public shall be detrimental to the best interests of the Disclosing Party. The prevention of disclosure of Proprietary Information to a third party will be exercised with the utmost diligence and with the same degree of care that each party takes to preserve or safeguard its own Proprietary Information. Each party agrees to be responsible for any material breach, or threatened breach, of this Agreement by said party or its officers, directors, employees or agents. In the event of a breach, or threatened breach of this Agreement, each party, in addition to, and not by limitation of any other remedies available in law or equity, shall be entitled to injunctive relief to the extent permitted by applicable law;

		(c)	A Receiving Party hereunder will have no obligations
with respect to any Proprietary Information if the same is (i) in the public domain at the time of disclosure, or is subsequently made available to the general public without restriction by the Disclosing
Party; (ii) known to the Receiving Party at the time of disclosure, without restrictions on its use, or independently developed by the Receiving Party, and there is adequate verifiable documentation to demonstrate either condition; (iii) used or disclosed with prior written approval of the Disclosing Party; (iv) required to be disclosed pursuant to any State or Federal regulatory laws or regulations applicable to public companies or others.

	19.	Miscellaneous:

		(a)	Licensee agrees that in the event Licensor grants a
sublicense to any customer who is not part of the existing customer base which is being assigned to Licensee pursuant to this Agreement and for which Licensor may not grant additional licenses and/or additional sublicenses, it shall provide support to such customer at commercially reasonable rates, as arranged with Licensee prior to quotation to the customer.
		(b)	Licensor shall notify Licensee of any sales contracts
that may lead to an customer sublicense.  Licensee shall immediately either: (1) Log the contact as being a lead of the Licensor, or (2)
Indicate that this is a lead of Licensee, and Licensor should refrain from further pursuit of this sale.  Notwithstanding the above, Licensor and Licensee may agree to mutual terms to jointly pursue the opportunity.
		(c)	Choice of Law:  This license will be governed by and
construed according to the laws of the State of New Jersey, without regard to conflicts of law, and the Courts of the State of New Jersey will have exclusive jurisdiction over the resolution of any conflict arising under this Agreement;

		(d) 	Amendment:  This license may be amended or supplemented
only by a writing signed on behalf of both parties;

                (e) Waiver: No waiver will be implied from conduct or failure to enforce rights. No waiver will be effective unless in a writing signed on behalf of the party claimed to have waived;

		(f) 	Contingencies:  Neither party will have the right to
claim damages or to terminate this license as a result of the other's failure or delay in performance due to circumstances beyond its reasonable control, such as labor disputes, strikes, lockouts, shortages of or inability to obtain labor, fuel, raw materials or supplies, war, riot, insurrection, epidemic, Act of God, or governmental action not the fault of the non-performing party;

		(g)	Severability:  If any part of this license is found
invalid or unenforceable, it will be enforced to the maximum extent permitted by law, and the other parts of this license will remain in force;
		(h)	Entire Agreement:  This license represents the entire
agreement between the parties relating to the Licensed Product and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral;

		(i)	 Notices:  All notices, reports, requests and other
communications required or permitted hereunder must be in writing. They will be deemed given when: (i) delivered personally, (ii) sent by telex,
(iii) sent by commercial overnight courier with written verification of receipt, or (iv) sent by registered or certified mail, postage prepaid -
- in each case to the respective party's address hereto:

	To Licensee:		Vertex Industries, Inc.
                                23 Carol Street
                                Clifton, New Jersey 07014
                                Attn:  Mr. Ronald C. Byer


	To Licensor:		Netweave Corporation
                                2006 Chancellor Street
                                Philadelphia, Pennsylvania 19103
                                Attn:  Dr. W.H. Highleyman


		(j) 	Attorneys' Fees:  In any suit to enforce this
Agreement, the prevailing party will have the right to recover its costs and reasonable attorneys' fees and expenses, including costs, fees and expenses on appeal;

		(k) 	Relationship of Parties:  The parties to this license
are independent entities. There is no relationship or partnership, agency, employment, franchise or joint venture between the parties.
Neither party has the authority to bind the other or incur any obligation on its behalf;

		(l) 	Exhibits:  The following exhibits are part of this
license:
		Exhibit "A"	Description of the Netweave
					Product Line for the Vertex
					License Agreement

		Exhibit "B"	Customer List


		(m)	Assignment:  This Agreement may not be assigned by
either party hereto without the written consent of the other party;

                (n) Survival: The provisions of Sections 3, 8, 9, 10, 12, 15,16, 18, and 19 shall survive any termination, cancellation or expiration of this Agreement.

        	(o)	Counterparts:  This License may be executed in a
number of counterparts, and each shall be deemed to be part of the whole.


                                     LICENSOR:
                                     NETWEAVE CORPORATION
                                     BY: s/ W. H. Highleyman

                                     LICENSEE:
                                     VERTEX INDUSTRIES, INC.
                                     BY: s/ Ronald C. Byer     2/19/97



                                      EXHIBIT "A"

                           NetWeave Product Description

	NetWeave is a software middleware product that allows disparate computing systems to interoperate with each other. NetWeave supports most major host systems, including those from IBM, Digital, Unisys, Tandem, Stratus and large UNIX systems, as well as all of the PC, UNIX and Macintosh workstation variants.

	NetWeave allows applications on any of these platforms to communicate with applications on other platforms, and have access to data stored in foreign legacy or SQL databases. NetWeave services include:

			-	interactive messaging
			-	queued messaging
			-	broadcast messaging
			-	remote data access and update
			-	data replication
			-	file transfer
			-	data conversion
			-	transaction management
			-	security

	The NetWeave Product Suite consists of the following components:

	1.	The NetWeave Distributed Services Product ("NWDS"),
consisting of an application library and a NetWeave Agent process, which performs many of the value added services.

	2.	The Reliable File Transfer Utility, which is available as
both an API and a command line program, and which is used for the reliable restartable transfer of binary and text files between NWDS supported hardware platforms.

	3.	The NetWeave Utility which allows real time replication
driven by an update log file rather than by instructing the application with the NetWeave API.

	4.	The NetWeave Version 2 ("NW2") application (i.e. "old
NetWeave"), is a previous, incompatible version of the NetWeave product in use by approximately 50% of the NetWeave customer base. Sales of NW2 still occur to existing customers wishing to expand, but not upgrade, their NetWeave software.

	5.	Tandem Print Process.

	6.	NetWeave Demo Modules, consisting of a Windows NT-based
script set, a Visual Basic messaging module for use between two Windows based PCs, and PowerBuilder guaranteed messaging facility, for use on Windows PCs as well. In addition, a script execution facility known as TST exists on all platforms, and an Interactive Test Facility known as WinDemo exists for use on Windows based PCs.

	7.	The NetWeave documentation sets for both NWDS and NW2.  The
NWDS documentation set consists of an API guide, a configuration guide and a programmer's guide. The NW2 documentation set consists of an API guide and a configuration guide.

	NetWeave pricing is done as Initial Licensing Fees ("ILF") and follow on Annual Licensing Fees ("ALF"). The ILF pricing model is three dimensional, in that license options (database access, broadcasting), machine size (PC, Midrange Server), and quantity discounting play a role in determining the price of a given configuration. A mandatory ALF is charged to all customers, which provides to the customer software upgrades resulting from product enhancements, defect remedies and operating system updates.


                                 EXHIBIT "B"

                            NetWeave Corporation
                               Customer List
                                  Europe


CUSTOMER                           CITY                  COUNTRY
ALTA                           Copernhagen               Denmark
Apple                          Cork                      Ireland
Bankhaus Aufhauser             Munich                    Germany
BHP                            Melbourne                 Australia
Credit Lyonnais (CLY)          Paris                     France
Credit Agricole (CNCA)         Paris                     France
Dell                           Limerick                  Ireland
Dell Asia Pacific              Penang                    Malysia
Hungarian State Railways       Budapest                  Hungary
John Fairfax                   Sydney                    Australia
General Bank                   Rotterdam                 The Netherlands
Lloyds Bank                    London                    England
Logica                         London                    England
New Zealand Stock Exchange     Wellington                NewZealand
North Umbria Police            North Umbria              UK
Societe Generale               Frankfurt                 Germany

                         NetWeave Corporation
                             Customer List
                             United States

Customer                              City                 State
AMTRAK                             Philadelphia              PA
Apple Computer, Inc.               Austin                    TX
Apple Computer Inc.                Napa                      CA
Apple Computer Inc.                Fountain                  CO
BHC Securities                     Philadelphia              PA
BP Oil Company                     Cleveland                 OH
Bridge Data Systems                St. Louis                 MO
Brown & Co.                        Boston                    MA
Chevron Information Technology     San Ramon                 CA
Competitive Media Reporting        West Chester              PA
Dell Computer Corporation          Austin                    TX
Digi Trade, Inc.                   New York                  NY
Electronic Payment Services        Wilimington               DE
Kaiser Permanente                  Walnut Creek              CA
Maryland Procurement               Fort Meade                MD
Mayo Foundation                    Rochester                 MN
Naval Air Warfare Center           Indianapolis              IN
PPG Industries, Inc.               Pittsburgh                PA
PPG Industries, Inc.               Cleveland                 OH
PPG Industries, Inc.               Deleware                  OH
QVC, Inc.                          West Chester              PA
Repap Wisconsin, Inc.              Kimberly                  WI
Societe General                    New York                  NY
Tandem Computers, Inc.             Cupertino                 CA
USAA                               San Antonio               TX

                               NetWeave Corporation
                                  Customer List
                                      Canada

Customer                                     City/State               Country
TELUS Communications,Inc.                 Edmonton, Alberta            Canada
BCTEL Systems Solutions, Inc.             Burnaby, British Col         Canada
Bell Canada                               Dorval, Quebec               Canada
Mediatel Bell Canada                      Ottawa, Ontario              Canada
Bell Canada                               Ottawa, Ontario              Canada
Bell Sygma                                Toronto, Ontario             Canada
Maritime Telegraph & Telephone            Halifax, Nova Scotia         Canada
MTS Netcom, Inc.                          Winnipeg, Manitoba           Canada
New Brunswick Teleph Co., Ltd             St John New Brunswk          Canada
NewTel Communications                     St John's Newfundlnd         Canada
Quebec Telephone                          Rimouski, Quebec             Canada
Sask Tel Procurement                      Regina Saskatchewan          Canada
SHL Systemhouse Inc.                      Brampton Ontario             Canada
Stentor Canadian Network Mgmt             Ottawa Ontario               Canada
Stentor (SCNM)                            Ottawa Ontario               Canada